1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD ANNOUNCES GOLD SALE AGREEMENT

ALBUQUERQUE, N.M. – September 14, 2009 – Santa Fe Gold Corporation (OTCBB: SFEG) today announced that it has entered into an agreement with Sandstorm Resources Ltd. (TSX-V: SSL) to sell a portion of the life-of-mine gold production from its Summit silver-gold mine, located in southwestern New Mexico. Santa Fe will receive a cash deposit of $4.0 million as well as ongoing payments for each ounce of gold delivered under the agreement.

“The transaction represents an attractive source of financing to bring Summit into production while still giving Santa Fe shareholders full upside exposure to 100% of the silver and the majority of the gold production at Summit,” said Pierce Carson, President and Chief Executive Officer.

Sandstorm will make an upfront cash deposit of $4.0 million plus make ongoing production payments equal to the lesser of $400 per ounce and the prevailing market price, for each ounce of gold delivered under the agreement. Gold production subject to the agreement includes 50% of the first 10,000 ounces of gold produced, and 22% of the gold thereafter. The amount of payable gold can be reduced from 22% to 15% provided that within 36 months the Summit mine reaches certain performance levels in compliance with prefeasibility estimates.

Sandstorm will immediately pay an initial deposit of $500,000. The remaining $3,500,000 balance of the upfront cash deposit will be paid to Santa Fe upon the satisfaction of certain funding conditions, which include Santa Fe having received all necessary permits to build, operate and commercially extract gold from the Summit mine. Should the funding conditions not be satisfied by January 11, 2010 and should Sandstorm seek to terminate the agreement, the $500,000 initial deposit will become a loan due and owing from Santa Fe to Sandstorm.

Santa Fe has the option, for the next nine months, to increase the size of the transaction by $1,000,000, to $5,000,000. If Santa Fe exercises this option, the percentage of payable gold that Sandstorm will be entitled to purchase will increase by 25%.

In certain circumstances, including failure to meet minimum production rates, interruption in production due to permitting issues and customary events of default, the agreement may be terminated. In such event, Santa Fe may be required to return to Sandstorm the upfront cash deposit of $4.0 million less a credit for gold delivered up to the date of that event, which is determined using the difference between the market price and $400 per ounce for gold deliveries where the prevailing market price exceeded $400 per ounce.

The Summit mine is an underground silver-gold mine being developed on an epithermal vein deposit. For the past several months, in connection with mine development, Santa Fe has been mining and stockpiling ore. Ore from the Summit mine is transported to Santa Fe’s mill located in Lordsburg, New Mexico, where a marketable gold-silver concentrate will be produced. The mill is fully operational and will begin processing ore upon receipt of final permits and construction of the tailings dam impoundment. Santa Fe anticipates that the project will achieve commercial production in 2010.

Dahlman Rose & Company, LLC acted as financial adviser to Santa Fe in connection with the transaction.

About Santa Fe Gold:
Santa Fe is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe owns: (i) the Summit Mine and Banner mill and patented claims over the historic Lordsburg mining district in southwestern New Mexico; (ii) mineral lease rights to the Ortiz gold property in north-central New Mexico (believed to contain two million ounces of gold); (iii) the Black Canyon mica mine and processing facility near Phoenix, Arizona; and (iv) a large resource of micaceous iron oxide (MIO) in western Arizona. Santa Fe intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe, visit www.santafegoldcorp.com.

Forward Looking Statements:
The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a “forward-looking statement” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While Santa Fe believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than any of those indicated in the forward-looking information contained herein.

Contact:
W. Pierce Carson, President and Chief Executive Officer
1-505-255-4852